EXHIBIT 4.2






                          PUERTO RICO CONTAINER COMPANY
                             EMPLOYEES' SAVINGS PLAN



                                TABLE OF CONTENTS

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
                                                                                                                          PAGE

                      INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

                      ARTICLE  I
                      DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                               1.01          Accounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                               1.02          Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                               1.03          Actual Deferral Percentage   . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                               1.04          Additional Matching Contributions  . . . . . . . . . . . . . . . . . . . . . . .   2
                               1.05          Additional Matching Contributions Account  . . . . . . . . . . . . . . . . . . .   2
                               1.06          Administrator  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                               1.07          Affiliated Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                               1.08          Authorized Leave of Absence  . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                               1.09          Basic Contributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                               1.10          Beneficiary or Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                               1.11          Code   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                               1.12          Committee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                               1.13          Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                               1.14          Company Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                               1.15          Company Stock Fund   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                               1.16          Compensation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                               1.17          Contract   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                               1.18          Date of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                               1.19          Disability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                               1.20          Diversified Equity Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                               1.21          Effective Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                               1.22          Eligible Employee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                               1.23          Employee   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                               1.24          Employee Contribution Accounts   . . . . . . . . . . . . . . . . . . . . . . . .   4
                               1.25          Employee Salary Reduction Contributions  . . . . . . . . . . . . . . . . . . . .   5
                               1.26          Employee Salary Reduction Contributions Account  . . . . . . . . . . . . . . . .   5
                               1.27          Employer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                               1.28          Entry Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                               1.29          ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
                               1.30          Fiduciary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                               1.31          Fixed Interest Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                               1.32          Forfeiture   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                               1.33          Former Participant   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                               1.34          Fund or Funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                               1.35          Highly Compensated Participant   . . . . . . . . . . . . . . . . . . . . . . . .   6
                               1.36          Hour of Service  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                               1.37          Investment Manager   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                               1.38          Late Retirement Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                               1.39          Matching Contributions   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                               1.40          Matching Contributions Account   . . . . . . . . . . . . . . . . . . . . . . . .   7
                               1.41          Normal Retirement Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                               1.42          One-Year Break in Service  . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                               1.43          Participant  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                               1.44          Participating Employer   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                               1.45          Payroll Period   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                               1.46          Plan   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                               1.47          Plan Year  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                               1.48          Qualified Domestic Relations Order   . . . . . . . . . . . . . . . . . . . . . .   8
                               1.49          Qualified Non-Elective Contributions   . . . . . . . . . . . . . . . . . . . . .   9
                               1.50          Qualified Non-Elective Contributions Account   . . . . . . . . . . . . . . . . .   9
                               1.51          Rollover Account   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                               1.52          Rollover Contribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                               1.53          Supplemental Contributions   . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                               1.54          Tax Deferral Election  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                               1.55          Trust Fund   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                               1.56          Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

                               1.57          Valuation Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                               1.58          Vested   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                               1.59          Year of Service  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

                      ARTICLE  II
                      THE COMMITTEE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                               2.01          COMMITTEE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                               2.02          ORGANIZATION OF COMMITTEE  . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                               2.03          AUTHORITY OF COMMITTEE   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                               2.04          OTHER PROVISIONS CONCERNING COMMITTEE  . . . . . . . . . . . . . . . . . . . . .  11
                               2.05          ALLOCATION AND DELEGATION OF COMMITTEE
                                             RESPONSIBILITIES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                               2.06          APPOINTMENT OF AGENTS AND ADVISORS   . . . . . . . . . . . . . . . . . . . . . .  12
                               2.07          PLAN RECORDS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                               2.08          INFORMATION FROM EMPLOYER  . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                               2.09          ACTIONS RELATING TO TRUST  . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                               2.10          PAYMENT OF EXPENSES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                               2.11          MULTIPLE FIDUCIARY CAPACITIES  . . . . . . . . . . . . . . . . . . . . . . . . .  13
                               2.12          REVIEW OF TRUSTEE AND INSURANCE COMPANIES  . . . . . . . . . . . . . . . . . . .  13
                               2.13          POWERS RELATING TO FIXED INTEREST FUND   . . . . . . . . . . . . . . . . . . . .  13
                               2.14          CLAIMS PROCEDURE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                               2.15          CLAIMS REVIEW PROCEDURE  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

                      ARTICLE  III
                      ELIGIBILITY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                               3.01          EFFECTIVE DATE OF PARTICIPATION  . . . . . . . . . . . . . . . . . . . . . . . .  15
                               3.02          DETERMINATION OF ELIGIBILITY   . . . . . . . . . . . . . . . . . . . . . . . . .  15
                               3.03          TERMINATION OF ELIGIBILITY   . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                               3.04          ERRONEOUS EMPLOYER CONTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . .  16
                               3.05          INCLUSION OF INELIGIBLE EMPLOYEE   . . . . . . . . . . . . . . . . . . . . . . .  16

                      ARTICLE  IV
                      CONTRIBUTIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                               4.01          EMPLOYER'S CONTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                               4.02          EMPLOYEES' SALARY REDUCTION CONTRIBUTIONS  . . . . . . . . . . . . . . . . . . .  18
                               4.03          DECREASE IN THE EMPLOYEES' SALARY
                                             REDUCTION CONTRIBUTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                               4.04          ADJUSTMENT FOR EXCESSIVE CONTRIBUTIONS   . . . . . . . . . . . . . . . . . . . .  21
                               4.05          CREDITS TO PARTICIPANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                               4.06          WITHDRAWAL OF CONTRIBUTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                               4.07          TRANSFERS FROM QUALIFIED PLANS   . . . . . . . . . . . . . . . . . . . . . . . .  23

                      ARTICLE  V
                      INVESTMENT, ALLOCATION, ACCOUNTING AND VALUATION OF FUNDS   . . . . . . . . . . . . . . . . . . . . . .  25
                               5.01          INVESTMENT FUNDS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                               5.02          FIXED INTEREST FUND  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                               5.03          DIVERSIFIED EQUITY FUND  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                               5.04          COMPANY STOCK FUND   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                               5.05          PARTICIPANT INVESTMENT ELECTIONS   . . . . . . . . . . . . . . . . . . . . . . .  26
                               5.06          ALLOCATION OF CONTRIBUTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                               5.07          TIMING OF INVESTMENT OF CONTRIBUTIONS  . . . . . . . . . . . . . . . . . . . . .  28
                               5.08          VALUATION OF THE TRUST FUND  . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                               5.09          METHOD OF VALUATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                               5.10          VOTING OR TENDERING COMPANY STOCK  . . . . . . . . . . . . . . . . . . . . . . .  29

                      ARTICLE  VI
                      DETERMINATION AND DISTRIBUTION OF BENEFITS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                               6.01          DETERMINATION OF BENEFITS UPON RETIREMENT  . . . . . . . . . . . . . . . . . . .  32
                               6.02          DETERMINATION OF BENEFITS UPON DEATH   . . . . . . . . . . . . . . . . . . . . .  32
                               6.03          DETERMINATION OF BENEFITS IN EVENT OF
                                             DISABILITY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                               6.04          DETERMINATION OF BENEFITS UPON TERMINATION   . . . . . . . . . . . . . . . . . .  33
                               6.05          DISTRIBUTION OF BENEFITS   . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                               6.06          DISTRIBUTION FOR MINOR BENEFICIARY   . . . . . . . . . . . . . . . . . . . . . .  36
                               6.07          COMMENCEMENT OF DISTRIBUTIONS  . . . . . . . . . . . . . . . . . . . . . . . . .  36
                               6.08          LOCATION OF PARTICIPANT OR BENEFICIARY

                                             UNKNOWN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

                      ARTICLE  VII
                      TRUSTEE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                               7.01          BASIC RESPONSIBILITIES OF THE TRUSTEE  . . . . . . . . . . . . . . . . . . . . .  38

                      ARTICLE  VIII
                      AMENDMENT, TERMINATION AND MERGER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                               8.01          AMENDMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                               8.02          TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                               8.03          MERGER OR CONSOLIDATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

                      ARTICLE  IX
                      PARTICIPATING EMPLOYERS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                               9.01          ADOPTION BY OTHER CORPORATIONS   . . . . . . . . . . . . . . . . . . . . . . . .  42
                               9.02          REQUIREMENTS OF PARTICIPATING EMPLOYERS  . . . . . . . . . . . . . . . . . . . .  42
                               9.03          DESIGNATION OF AGENT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                               9.04          PARTICIPATING EMPLOYER CONTRIBUTIONS   . . . . . . . . . . . . . . . . . . . . .  43
                               9.05          AMENDMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                               9.06          DISCONTINUANCE OF PARTICIPATION  . . . . . . . . . . . . . . . . . . . . . . . .  43
                               9.07          ADMINISTRATOR'S AUTHORITY  . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

                      ARTICLE  X
                      BENEFITS NOT ASSIGNABLE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                               10.01         NO ASSIGNMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                               10.02         PLAN PROCEDURES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                               10.03         SEGREGATION AND PAYMENT OF ACCOUNTS  . . . . . . . . . . . . . . . . . . . . . .  45

                      ARTICLE  XI
                      MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                               11.01         PARTICIPANT'S RIGHTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                               11.02         CONSTRUCTION OF AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                               11.03         PROHIBITION AGAINST DIVERSION OF FUNDS   . . . . . . . . . . . . . . . . . . . .  47
                               11.04         BONDING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                               11.05         RECEIPT AND RELEASE FOR PAYMENTS   . . . . . . . . . . . . . . . . . . . . . . .  48
                               11.06         ACTION BY THE EMPLOYER   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                               11.07         NAMED FIDUCIARIES AND ALLOCATION OF
                                             RESPONSIBILITY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                               11.08         HEADINGS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                               11.09         APPROVAL BY DEPARTMENT OF TREASURY   . . . . . . . . . . . . . . . . . . . . . .  49
                               11.10         UNIFORMITY   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49











                          PUERTO RICO CONTAINER COMPANY
                             Employees' Savings Plan







                                   INTRODUCTION

             Effective June 1, 1994 Puerto Rico Container Company ("the Employer") established the Puerto Rico Container Company Employees' Savings Plan (the "Plan") for the exclusive benefit of its eligible employees and those of its affiliated companies in Puerto Rico which adopt the Plan and their beneficiaries.

             It is the intention of the Employer that the Plan be at all times a tax-qualified plan and cash or deferred arrangement that complies with the provisions of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and with Sections 165(a) and 165(e) of the Puerto Rico Income Tax Act of 1954 as amended (the "ITA"), and that the trust forming part of the Plan be at all times exempt from taxation under
   Section 165(a) of the ITA and Section 501(a) of the Internal Revenue Code of 1986, as amended (as provided in Section 1022(i)(1) of ERISA). The Plan shall be construed, and all ambiguities shall be resolved, in favor of an interpretation consistent with its tax-qualified status.

             The Employer is hopeful that in adopting this Plan its employees and those of its affiliated companies which adopt the Plan will see the advantage of having capital accumulated to meet future needs and to exert themselves toward expanding their employers profitability which is the source from which all benefits flow.

                                    ARTICLE  I
                                   DEFINITIONS

        In this Plan, unless the context clearly implies otherwise, the singular includes the plural, the masculine includes the feminine, and the initially capitalized words have the following meaning:

        1.01 "Accounts" means the aggregate of all records maintained by the Administrator for purposes of determining a Participant's or Beneficiary's interest in the Trust Fund, and consist of the Employee Salary Reduction Contributions Account, Matching Contributions Account, Additional Matching Contributions Account, Qualified Non-Elective Contributions Account and Rollover Account, if any.

        1.02 "Act" means the Puerto Rico Income Tax Act of 1954, as amended, and shall also include all regulations promulgated thereunder.

        1.03 "Actual Deferral Percentage" means for each Plan Year the average of the ratios (calculated separately for each Eligible Employee) of:

             (a) the amount of Employee Salary Reduction Contributions to be paid to the Trust Fund on behalf of such Eligible Employee for such Plan Year; to

             (b)  the Eligible Employee's Compensation for such Plan Year.

             Provided however, that if a Highly Compensated Participant also participates in another qualified retirement plan with a salary deferral feature maintained by an Affiliated Company under Section 165(e) of the Act, his Actual Deferral Percentage shall be determined as if all such qualified plans with a salary deferral feature were a single plan.

        1.04 "Additional Matching Contributions" means contributions made by the Employer to the Plan as described in Section 4.01(c).

        1.05 "Additional Matching Contributions Account" means the account established and maintained by the Administrator for each Participant with respect to his total interest in the Plan from Additional Matching Contributions made pursuant to Section 4.01(c).

        1.06 "Administrator" means Puerto Rico Container Company or such other person or persons designated by it pursuant to Section 2.01 to administer the Plan.

        1.07 "Affiliated Company" means any corporation, trade or business other than the Employer, that joins the Employer as a member of a controlled group of corporations or is under common control (as defined in Sections 210(c) and (d) of ERISA).

        1.08 "Authorized Leave of Absence" means an unpaid temporary cessation from active employment with the Employer pursuant to an established nondiscriminatory policy, whether occasioned by illness, military service, or any other reason.

        1.09 "Basic Contributions" means the amount contributed by the Employee as Employee Salary Reduction Contributions up to six percent (6%) of the Employee's Compensation.

        1.10 "Beneficiary" or "Beneficiaries" means the person or persons to whom the share of a deceased Participant's Accounts is payable as provided in the Plan.

        1.11 "Code" means the federal Internal Revenue Code of 1954, as amended.

        1.12 "Committee" means a group of persons, as appointed from time to time by the Board of Directors of the Employer, designated to administer the Plan as provided in Article II. The Committee shall be deemed to be the Plan Administrator and a named fiduciary for purposes of ERISA.

        1.13 "Company" means Union Camp Corporation.

        1.14 "Company Stock" means common stock of Union Camp Corporation or equity securities convertible into common stock of Union Camp Corporation, provided that such stock or securities constitute "employer securities" and "qualifying employer securities" under Section 407(d)(1), 407(d)(5) and 407(f) of ERISA.

        1.15 "Company Stock Fund" means the Fund offered under the Plan as described in Section 5.04.

        1.16 "Compensation" means a Participant's basic compensation paid by the Employer for the Plan Year including, for this purpose, Employee Salary Reduction Contributions and commissions, but excluding overtime, bonuses, any amounts contributed by the Employer hereunder, any other fringe benefits and any amounts received by a Participant under a plan or program which is so designated by the Employer.

        1.17 "Contract" means any annuity contract issued by an insurance company and chosen by the Administrator to provide benefits under the Plan. In general, it must have the following elements: creates an obligation, competent parties, subject matter, legal consideration, mutuality of agreement, must not be so vague or uncertain that terms are not ascertainable.

        1.18 "Date of Termination" means the last day an Employee actually received wages for hours actually worked or terminal vacation pay by reason of having been in the service of the Employer.

        1.19 "Disability" means a physical or mental condition of a Participant resulting from bodily injury, disease, or mental disorder which qualifies him to receive Social Security disability benefits.

        1.20 "Diversified Equity Fund" means the Fund offered under the Plan as described in Section 5.03.

        1.21 "Effective Date" means June 1, 1994.

        1.22 "Eligible Employee" means any permanently employed, salaried or hourly Employee who has satisfied the provisions of Section 3.01; excluding, however:

             (a)  An Employee who is not a resident of Puerto Rico.

             (b)  Any person serving solely as a director.

             (c) Any Employee whose conditions of employment are subject to the terms of a collective bargaining agreement, unless such collective bargaining agreement provides to the contrary.

             (d) Any person employed on a part-time or seasonal basis whose customary employment is for not more than one thousand (1,000) hours per year.

        1.23 "Employee" means any person who is in a common law employee-employer relationship with the Employer.

        1.24 "Employee Contribution Accounts" means the sum of the Employee Salary Reduction Contributions Account and Employee Rollover Account.

        1.25 "Employee Salary Reduction Contributions" means amounts which a Participant elects to contribute to the Plan as described in Section 4.02.

        1.26 "Employee Salary Reduction Contributions Account" means the account established and maintained by the Administrator for each Participant with respect to his total interest in the Plan from Employee Salary Reduction Contributions made pursuant to Section 4.02.

        1.27 "Employer" means Puerto Rico Container Company, ABC Container Corporation and all Affiliated Companies which adopt this Plan; and any successor which shall maintain this Plan.

        1.28 "Entry Date" means the date that Eligible Employees may become Participants in the Plan and is the first day of any calendar month following the completion of the requirements of Section 3.01.

        1.29 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        1.30 "Fiduciary" means any person, including, but not limited to, the Administrator, the Trustee and the Employer, who:

             (a) exercises any discretionary authority or discretionary control respecting management of the Plan or exercises any authority or control respecting management or disposition of its assets,

             (b) renders investment advice for a fee or other compensation, direct or indirect, with respect to any monies or other property of the Plan or has any authority or responsibility to do so, or

             (c) has any discretionary authority or discretionary responsibility in the administration of the Plan.

        1.31 "Fixed Interest Fund" means the Fund offered under the Plan as described in Section 5.02.

        1.32 "Forfeiture" means that portion of the Participant's Accounts that is not Vested upon the Participant's termination of employment with the Employer.

        1.33 "Former Participant" means a person who has been a Participant, but who has ceased to be a Participant for any reason.

        1.34 "Fund" or "Funds" means the Diversified Equity Fund, the Fixed Interest Fund and the Company Stock Fund.

        1.35 "Highly Compensated Participant" means any Eligible Employee who is more highly compensated than two thirds (2/3) of all Eligible Employees under the Plan.

        1.36 "Hour of Service" means each hour for which the Employee is paid, or entitled to payment, for the performance of duties for the Employer or a Participating Employer, or on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated), due to vacation, holiday, illness, incapacity (including Disability), layoff, jury duty, military duty or leave of absence, but not including any hour:

             (a) in excess of 501, for a single period during which no duties are performed,

             (b) for which payment is made under a plan maintained solely to comply with worker's compensation, unemployment compensation or disability insurance laws, or

             (c) for which payment is made solely to reimburse an Employee for a medical or medically related expense.

             Hour of Service shall also include any hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer or a Participating Employer, but only to the extent that such hours would not otherwise be included. The determination and crediting of Hours of Service shall be made by the Administrator in accordance with requirements established by paragraphs 2530.200(b)-2(a), (b) and (c) of 29 CFR Part 2530 issued by the Secretary of Labor or his delegate.

             Hours of Service shall be recognized for "Authorized Leaves of Absence", as defined in Section 1.08.

             An Employee who is not paid on an hourly basis and whose hours are not counted and recorded shall be credited with ten (10) Hours of Service for each day during the Plan Year for which he actually performs service for any portion of that day. An Employee shall also be credited with ten (10) Hours of Service for any day during the Plan Year for which no services are performed if the Employee would be entitled to be credited with at least one (1) Hour of Service for that day under the rules hereinabove.

             A Participant who is absent from work due to maternity or paternity leave shall be credited with up to 501 Hours of Service for vesting purposes in order to avoid a break in service, regardless of whether such Participant is compensated during such maternity or paternity leave in accordance with Section 410(a)(5)(E) of the Code.

        1.37 "Investment Manager" means any person, firm or corporation who is registered as an investment adviser under the Investment Advisers Act of 1940; a bank as defined in the Investment Advisers Act of 1940 or an insurance company, and (a) who has the power to manage, acquire or dispose of plan assets, and (b) who acknowledges in writing his fiduciary responsibility to the Plan.

        1.38 "Late Retirement Date" means the first day of a month coinciding with or next following a Participant's actual retirement after having worked beyond his Normal Retirement Date.

        1.39 "Matching Contributions" means contributions made by the Employer to the Plan as described in Section 4.01(b).

        1.40 "Matching Contributions Account" means the account established and maintained by the Administrator for each Participant with respect to the Participant's total interest in the Plan attributable to Matching Contributions made by the Employer on the Participant's behalf.

        1.41 "Normal Retirement Date" means the Participant's 65th birthday ("Normal Retirement Age").

        1.42 "One-Year Break in Service" means any period of twelve (12) consecutive months in which 500 or fewer Hours of Service are completed. An Employee shall not incur a One-Year Break in Service for the Plan Year in which he becomes a Participant, dies, retires or suffers Total and Permanent Disability.

             If the number of Hours of Service falls below 501 due to an absence from work for maternity or paternity reasons as defined herein, then such Plan Year shall not be treated as one in which a break in service was incurred for vesting and participating purposes. For purposes of this Section and Section 1.36, an absence for maternity or paternity reasons means an absence:

             (a)  by reason of the pregnancy of the Employee,

             (b)  by reason of the birth of a child of the Employee,

             (c) by reason of the placement of a child with the Employee in connection with the adoption of such child by such Employee, or

             (d) for purposes of caring for such child for a period immediately following such birth or placement.

             If the absence is for one of the four permitted reasons outlined above, and at the end of such absence, the Employee provides the Administrator with a record of the number of days of such absence, then up to 501 Hours of Service shall be credited in order to prevent a break in service. The Hours of Service shall be credited in the Plan Year in which the absence begins if the crediting is necessary to prevent a break in service, or, in all other cases, in the following Plan Year. The Hours of Service credited for a maternity or paternity leave of absence shall be those which would normally have been credited but for such absence, or, in any case in which the Administrator is unable to determine such hours normally credited, eight (8) Hours of Service per day.

        1.43 "Participant" means any Eligible Employee who is an active member of the Plan and has not for any reason become ineligible to participate further in the Plan.

        1.44 "Participating Employer" means any corporation or partnership which adopts this Plan pursuant to Article IX of the Plan.

        1.45 "Payroll Period" means the normal period for which an Employee's wages are paid, whether on a monthly, semimonthly, biweekly or weekly basis.

        1.46 "Plan" means this instrument including all amendments thereto. The name of the Plan shall be Puerto Rico Container Company Employees' Savings Plan.

        1.47 "Plan Year" means the Plan's accounting year of twelve (12) months commencing on January 1 and ending December 31 of each year. However, the first Plan Year will start June 1, 1994 and end December 31, 1994.

        1.48 "Qualified Domestic Relations Order" means any judgement, decree or order (including approval of a property settlement agreement) that (a) relates to the provision of child support, alimony payments, or marital property rights to a spouse, former spouse, child or other dependent of a Participant, (b) is made pursuant to a Puerto Rico domestic relations law (including community property law), (c) creates or recognizes the existence of an alternate payee's right, or assigns to an alternate payee the right, to receive all or a portion of a Participant's benefits under the Plan, and
   (d) meets the requirements of Section 206(d)(3) of ERISA.

        1.49 "Qualified Non-Elective Contributions" means additional Employer contributions made on behalf of non-highly compensated employees who have contributed to the Plan during the past Plan Year as described in Section 4.03(b).

        1.50 "Qualified Non-Elective Contributions Account" means the account established and maintained by the Administrator for each Participant with respect to the Participant's total interest in the Plan attributable to Employer's Qualified Non-Elective Contributions made on his behalf.

        1.51 "Rollover Account" means the account established and maintained by the Administrator for each Participant with respect to his total interest in the Plan attributable to transfers made by the Participant from another qualified plan as described in Section 4.07.

        1.52 "Rollover Contribution" means amounts transferred by a Participant to this Plan from other qualified retirement plans as described in Section 4.07.

        1.53 "Supplemental Contributions" means the amount contributed by the Employee as Employee Salary Reduction Contributions in excess of the amount contributed as Basic Contributions.

        1.54 "Tax Deferral Election" means the written election of a Participant, filed with the Administrator in which the Participant designates the amount of his Compensation to be deferred as a Salary Reduction Contribution under the Plan in accordance with Section 4.02.

        1.55 "Trust Fund" means the assets of the Plan and trust as the same shall exist from time to time.

        1.56 "Trustee" means the person or persons named as trustee or co-trustee herein or in any separate trust or co-trustee arrangement forming a part of this Plan, and his, their or its successors.

        1.57 "Valuation Date" means the last day of each quarter of the Plan Year (March 31, June 30, September 30 and December 31).

        1.58 "Vested" means the portion of the Participant's Accounts that is nonforfeitable in accordance with Article VI.

        1.59 "Year of Service" means the computation period of twelve (12) consecutive months, herein set forth, during which an Employee is credited with at least one thousand (1,000) Hours of Service.

             For purposes of vesting, the computation period shall begin with the later of the date on which the Employee first performs an Hour of Service or January 5, 1993. The participation and vesting computation period beginning after a One-Year Break in Service shall be measured from the date on which an Employee again performs an Hour of Service.

             Years of Service with an Affiliated Company shall be recognized.

                                   ARTICLE  II
                                  THE COMMITTEE

        2.01 COMMITTEE

             The Board of Directors of the Employer shall appoint a Committee of at least three (3) persons who may or may not be Participants to control and manage the operation and administration of the Plan. The Committee shall be a "named fiduciary" under Section 402(a)(2) of ERISA.

        2.02 ORGANIZATION OF COMMITTEE

             The Committee shall select one of its members as its chairman and may appoint a secretary, who need not be one of its number to keep the minutes of its meetings. The Committee shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum, and all decisions and determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by a majority of the Committee members shall be as fully effective as if it had been made by a majority vote at a called meeting.

        2.03 AUTHORITY OF COMMITTEE

             The Committee may adopt rules and regulations for carrying out and administering the Plan. The Committee shall have the exclusive power to determine all questions arising in connection with the interpretation, application or administration of the Plan, including but not limited to, interpretation and construction of the terms of the Plan and Trust Agreement, and determination of all questions relating to the eligibility of Employees to become Participants, the eligibility of Participants and Beneficiaries for benefits hereunder, and the amount of those benefits. The decision or action of the Committee with regard to the foregoing matters shall be binding and conclusive on all persons and parties concerned, including the Company, its Employees, Participants and Beneficiaries.

        2.04 OTHER PROVISIONS CONCERNING COMMITTEE

             No bond or other security shall be required of any individual on the Committee except as may be required by law. No fee or compensation shall be paid to any such individual for his services on the Committee. Neither the Committee nor any individual thereon shall be liable or responsible to any person or party for any matter or thing whatsoever connected with, or related to, the Plan or the administration thereof by the Committee, except for a breach of his fiduciary responsibility, and the Employer shall indemnify and hold harmless each member of the Committee from the consequences of his acts and omissions, except those constituting willful misconduct or gross negligence.

        2.05 ALLOCATION AND DELEGATION OF COMMITTEE RESPONSIBILITIES

             The Committee may allocate its responsibilities among its members and may designate any person not a member thereof to carry out such of its responsibilities as it shall delegate to such person. Any such allocation or delegation shall be made in accordance with such rules and regulations as the Committee shall deem advisable. The Committee shall review the performance of any person to whom it has delegated any of its responsibilities at such times, not less than annually, and in such manner as it shall deem appropriate.

        2.06 APPOINTMENT OF AGENTS AND ADVISORS

             The Committee may authorize one or more of its number or any agent to execute or deliver any instrument in its behalf and may engage the services of counsel (who may be counsel for the Employer), accountants and others whose services or advice shall be deemed necessary or advisable with respect to any responsibility of the Committee with respect to the Plan. The compensation of such persons shall be paid in the manner set forth in
   Section 2.10.

        2.07 PLAN RECORDS

             The Committee shall cause to be maintained such accounts and records as it deems necessary or advisable to properly reflect the administration of the Plan and the interest of each Participant thereunder. Each Participant shall be entitled to examine at any reasonable time any such account and record directly pertaining to him.

        2.08 INFORMATION FROM EMPLOYER

             To enable the Committee to perform its functions, the Employer shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their Years of Service, their retirement, death, disability or termination of employment, and such other pertinent facts as the Committee may require; and the Committee shall advise the Trustee of such of the foregoing facts as may be pertinent to the Trustee's duties under the Plan. The Committee may rely upon such information as is supplied by the Employer and shall have no duty or responsibility to verify such information.

        2.09 ACTIONS RELATING TO TRUST

             In addition to the powers specified in Section 2.01, the Committee shall have the power to take and perform any act required by the terms of the Trust Agreement.

        2.10 PAYMENT OF EXPENSES

             All expenses of administration may be paid out of the Trust Fund
   unless paid by the Employer.    Such expenses shall include any expenses
   incident to the functioning of the Committee, including, but not limited to, fees of accountants, counsel and other specialists, and other costs of administering the Plan. Until paid, the expenses shall constitute a liability of the Trust Fund. However, the Employer may reimburse the Plan for any administration expense incurred pursuant to the above. Any administration expense paid to the Plan as a reimbursement shall not be considered as a contribution by the Employer.

        2.11 MULTIPLE FIDUCIARY CAPACITIES

             Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan, as contemplated by ERISA.

        2.12 REVIEW OF TRUSTEE AND INSURANCE COMPANIES

             The Committee shall periodically review the performance of the Trustee and the condition of each insurance company or other financial institution issuing contracts or other instruments held in the Fixed Interest Fund.

        2.13 POWERS RELATING TO FIXED INTEREST FUND

             The Committee shall have the power to direct the Trustee to purchase and retain in the Fixed Interest Fund such contracts and other instruments with such insurance companies and other financial institutions as it may deem to be appropriate or desirable.

        2.14 CLAIMS PROCEDURE

             Claims for benefits under the Plan may be filed with the Committee on forms supplied by the Employer. Written notice of the disposition of a claim shall be furnished to the claimant within sixty (60) days after the application thereof is filed. In the event the claim is denied, the reasons for the denial shall be specifically set forth in the notice in language calculated to be understood by the claimant, pertinent provisions of the Plan shall be cited, and, where appropriate, an explanation as to how the claimant can perfect the claim will be provided. In addition, the claimant shall be furnished with an explanation of the Plan's claims review procedure.

        2.15 CLAIMS REVIEW PROCEDURE

             Any Participant, Former Participant, or Beneficiary of either, who has been denied a benefit by a decision of the Committee pursuant to
   Section 2.14 shall be entitled to request the Committee to give further consideration to his claim by filing with the Committee (on a form which may be obtained from the Committee) a request for a review. Such request, together with a written statement of the reasons why the claimant believes his claim should be allowed, shall be filed with the Committee no later than sixty (60) days after receipt of the written notification provided for in Section 2.14. The Committee shall then review the claim within the next sixty (60) days. The claimant may be represented by an attorney or any other representative of his choice. The claimant shall have an opportunity to submit written evidence and arguments in support of his claim. Prior to the hearing, the claimant or his representative shall have an opportunity to review all documents in the possession of the Committee which are pertinent to the claim at issue and its disallowance. A final decision as to the allowance of the claim shall be made by the Committee within sixty
   (60) days of receipt of the appeal unless the Committee has extended such period by an additional sixty (60) days and shall be communicated in writing to the claimant. Such communication shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.

                                   ARTICLE  III
                                   ELIGIBILITY

        3.01 EFFECTIVE DATE OF PARTICIPATION

             Any Eligible Employee employed on the Effective Date who has completed three (3) months of service since his date of hire shall be eligible to participate in the Plan and to make contributions thereto as of such date by completing the appropriate form provided by the Administrator indicating how much he would like to contribute. Any such Eligible Employee employed on the Effective Date who opts not to participate in the Plan on that date, may participate beginning on any subsequent Entry Date by completing the appropriate form provided by the Administrator. Any Eligible Employee employed after the Effective Date who has completed three
   (3) months of service from his date of hire and who otherwise meets the requirements of Section 1.22 shall be eligible to participate hereunder as of the first Entry Date after he has satisfied such requirements by completing the appropriate form provided by the Administrator.

        3.02 DETERMINATION OF ELIGIBILITY

             The Administrator shall determine the eligibility of each Employee for participation in the Plan based upon information furnished by the Employer. Such determination shall be conclusive and binding upon all persons, as long as the same is made in accordance with the Plan and ERISA, provided such determination shall be subject to review per Section 2.15.

        3.03 TERMINATION OF ELIGIBILITY

             A Participant shall cease to be eligible to participate in the Plan if he terminates employment and is not reemployed before he has a One-Year Break in Service. If such a Participant is reemployed before a One-Year Break in Service occurs, he shall be eligible to participate as of the date of his reemployment. If such a Participant is reemployed after a One-Year Break in Service occurs, then such Participant will again have to satisfy the provisions of Section 3.01 in order to become a Participant.

             In the event a Participant shall go from a classification of an Eligible Employee to a noneligible Employee, such Former Participant shall continue to vest in his interest in the Plan until such time as he has a One-Year Break in Service. Additionally, his interest in the Plan shall continue to share in the earnings of the Trust Fund. No distribution shall be made to said Former Participant until such time as he terminates employment.

        3.04 ERRONEOUS EMPLOYER CONTRIBUTION

             If, in any Plan Year, the Company Matching Contribution or Additional Matching Contribution of any Employee who is a Participant in the Plan is underestimated or erroneously omitted and discovery of such mistake is not made until after a contribution by his Employer for the year has been made and allocated, the appropriate Employer shall make a subsequent contribution with respect to such Participant in the amount which said Employer would have normally contributed with respect to him. Such contribution shall be made regardless of whether or not it is deductible in whole or in part in any taxable year under applicable provisions of the Act.

        3.05 INCLUSION OF INELIGIBLE EMPLOYEE

             If, in any Plan Year, any person who should not have been included as a Participant in the Plan is erroneously included and discovery of such incorrect inclusion is not made until after a contribution for the year has been made and allocated, the appropriate Employer shall not be entitled to recover such contribution regardless of whether or not a deduction is allowable with respect to such contribution. In such event, the amount contributed with respect to the ineligible person shall constitute a Forfeiture for the fiscal year of the Employer in which the discovery is made.

                                   ARTICLE  IV
                                  CONTRIBUTIONS

        4.01 EMPLOYER'S CONTRIBUTION

             (a) As soon as practicable each month, the Employer shall transfer to the Trust Fund an amount equal to the sum of all Participants' Employee Salary Reduction Contributions under Section 4.02.

             (b) In addition to the amount described in (a) above, the Employer shall contribute each month on behalf of each Participant who agrees to have his salary reduced in accordance with Section 4.02(a) an amount which shall be equal to thirty-five percent (35%) of the Basic Contributions made by the Participant for that month. Such contributions shall be known as Matching Contributions and shall be allocated to the Matching Contributions Account of each Participant and shall be transferred to the Trust Fund as soon as practicable each month.

             (c) In addition to the amounts described in (a) and (b) above, the Employer, based on whether certain production goals are met, may elect to contribute on behalf of each Participant who is an active Employee at the end of the Plan Year an additional amount of up to fifteen percent (15%) of the Basic Contributions made by the Participant during that Plan Year. Such additional amount shall be a uniform percentage of Basic Contributions for all such Participants, shall be known as Additional Matching Contributions and shall be allocated to the Additional Matching Contributions Account of each Participant.

             (d) The total amount of any Employer's Matching Contributions and/or Additional Matching Contributions contributed to the Plan under

        Sections 4.01(b) and 4.01(c) above, shall be reduced by the value of any Forfeitures then available.

             (e) Notwithstanding (a), (b) and (c) above, the total amount of the Employer's Matching Contributions and Additional Matching Contributions plus Employees' Salary Reduction Contributions for any Plan Year shall not exceed the maximum amount allowable as a deduction to the Employer under Section 23(p) of the Act.

             (f) Matching Contributions and Additional Matching Contributions will be made out of the Employers current or accumulated earnings and profits. For this purpose, an Employer will be considered to have current or accumulated earnings and profits for any Plan Year if at the beginning of such Plan Year the aggregate amount of current or accumulated earnings and profits of all related Employers, who have adopted the Plan, is sufficient to cover the aggregate Matching Contributions and Additional Matching Contributions for such Plan Year.

        4.02 EMPLOYEES' SALARY REDUCTION CONTRIBUTIONS

             (a) Each Participant shall agree via a Tax Deferral Election to have his salary reduced and to have the Employer contribute such salary reductions to the Plan in an amount that is not less than any whole percent ranging from one percent (1%) to ten percent (10%) of his Compensation. Such contributions shall be known as Employee Salary Reduction Contributions and shall be credited to the Employee Salary Reductions Contributions Account of each Participant, accordingly.

             (b) A Participant may increase or decrease his Tax Deferral Election upon written notice to the Administrator. A new rate shall become effective on the first day of the calendar quarter commencing thirty (30) days after receipt of the notice by the Administrator. In the event a Participant elects to cease Salary Reduction Contributions, such election shall be effective on the first day of the month following the thirty (30) days' notice. A notice to resume Salary Reduction Contributions shall become effective on the first day of the calendar quarter commencing thirty (30) days after receipt of the notice by the Administrator and shall include such information as the Administrator may require to properly administer subsequent contributions.

             (c) Notwithstanding any of the provisions of this Section, no Employee Salary Reduction Contribution may be made for any period of time that the Participant is not an Eligible Employee of the Employer.

        4.03 DECREASE IN THE EMPLOYEES' SALARY REDUCTION CONTRIBUTIONS

             (a) The Salary Reduction Contributions to be made on behalf of a Participant shall be the amount designated by the Participant in his Tax Deferral Election; provided, however, that the Administrator may decrease such contribution for any Participant to the extent required to ensure compliance with this Section 4.03 and Section 165(e) of the Act. Such decrease may be made retroactively at the end of the Plan Year as outlined in Section 4.03(b) below or may be made prospectively during the Plan Year in order to avoid anticipated problems meeting the requirements of Section 165(e) of the Act.

             (b) In any Plan Year in which the Actual Deferral Percentage for the group of Highly Compensated Participants would be more than the greater of:

                  1. the Actual Deferral Percentage of all other Eligible Employees multiplied by 1.25; or

                  2.   the lesser of:

                       (i) two percent (2%) plus the Actual Deferral Percentage of all other Eligible Employees, or

                       (ii) the Actual Deferral Percentage of all other
                            Eligible Employees multiplied by two (2);

                  the Tax Deferral Elections of the Highly Compensated Participants shall be reduced to the extent necessary so that the Actual Deferral Percentage for the group of Highly Compensated Participants will not exceed the limit of this subsection (b). Such reduction shall be accomplished first by determining the maximum Salary Reduction Contributions for the Plan Year for Highly Compensated Participants permitted by (1) or (2) of this subsection
        (b) and thereby reducing the Actual Deferral Percentage of the Highly Compensated Participants in one hundredth percent (1/100%) increments until the limitation in this subsection (b) is not exceeded. The amount by which a Participant's total Salary Reduction Contributions for the Plan Year exceeds the amount permitted under this subsection
        (b) plus any earnings allocated to such excess Salary Reduction Contributions shall be returned to such Participant not later than the end of the Plan Year immediately following the Plan Year for which the excess Salary Reduction Contributions were made. Any Matching Contributions or Additional Matching Contributions attributable to excess Salary Reduction Contributions shall be treated as a mistaken contribution and shall be credited to and held in a suspense account and shall be applied to reduce the amount of Employer Matching Contributions and Additional Matching Contributions otherwise required of the Employer for subsequent Plan Year(s) until exhausted.

                  Instead of reducing the Tax Deferred Elections of the Highly Compensated Participants the Employer may opt to contribute additional amounts to the plan on behalf of non-Highly Compensated Participants who have contributed to the Plan during the Plan Year in order to increase the Actual Deferral Percentage of that group. Such additional amounts shall be known as Qualified Non-Elective Contributions and shall be credited to the Qualified Non-Elective Contributions Account. Employees shall be 100% vested at all times in any Qualified Non-Elective Contribution made by the Employer.
        However, such Qualified Non-Elective Contributions may not be withdrawn by the Employee while in the service of the Employer.

             (c) The maximum Salary Reduction Contribution for a Participant for any taxable year, shall not exceed ten percent (10%) of the annual Compensation of the Employee up to a maximum of seven thousand dollars ($7,000) annually, or such amount as may be determined by the Secretary of the Treasury under Section 165(e) of the Act. If the Employee participates in two (2) or more plans, such plans shall be treated as if they were one for the purposes of determining the amount of the limitation.

                  If a Participant's Employee Salary Reduction Contributions exceed ten percent (10%) of the Participant's Compensation, such excess shall be returned to the Participant before the end of the Plan Year in which the excess occurred.

                  If a Participant's Employee Salary Reduction Contributions in a Plan Year exceed $7,000.00 such excess shall be returned to the Participant before the end of the Plan Year in which the excess occurred. In such case, any Matching Contributions and/or Additional Matching Contributions attributable to excess total Employee Salary Reduction Contributions shall be treated as a mistaken contribution and shall be credited to and held in a suspense account and shall be applied to reduce the amount of Employer Matching Contributions otherwise required of the Employer for subsequent Plan Year(s) until exhausted.

             (d) Any Salary Reduction Contribution by a Participant in excess of the limit established in paragraphs (b) and (c) of this Section, for any taxable year, shall be included in the gross income of the Employee for such taxable year.

        4.04 ADJUSTMENT FOR EXCESSIVE CONTRIBUTIONS

             (a) To the extent that any annual contribution to the Participant's Accounts exceeds the maximum provided in Section 4.03, the Administrator shall first cause a return to the Participant of any contributions and earnings thereon in the amount needed to dissipate the excess. The Administrator shall then consider such amount of the Employer's Matching Contribution and Additional Matching Contribution as is necessary to eliminate the excess as a contribution carry-over to the next Plan Year at which time it shall be allocated as provided.

             (b) In the event the Employer or a Participating Employer shall make an excessive contribution to the Trust Fund under a mistake of fact, the Employer may demand repayment of such excess amount at any time within one (1) year following the time of payment, and the Trustee shall return such amount to the Employer or a Participating Employer within the one (1) year period.

        4.05 CREDITS TO PARTICIPANTS

             As soon as reasonably practicable each month any amounts of Employee Salary Reduction Contributions made by the Participants hereunder shall be remitted by the Administrator to the Trustee. In addition, the Administrator shall credit such Employee contributions to the appropriate Accounts of each Participant.

        4.06 WITHDRAWAL OF CONTRIBUTIONS

             (a) A Participant, while an Employee, may, by reason of total and permanent Disability or hardship, request a withdrawal from his Employee Contributions Accounts once in each half of a calendar year. Said payment shall require the consent of the Administrator. The Administrator shall grant its consent if it is satisfied that the withdrawal is necessary in light of immediate and heavy financial hardship. No such withdrawals shall be permitted from either the Matching Contributions Account, the Additional Matching Contributions Account nor from the Qualified Non-Elective Contributions Account.

             (b) A withdrawal under paragraph (a) above may be made pursuant to such rules as may be established by the Administrator and uniformly applied to all Participants only if the Participant has incurred a financial condition creating an immediate and heavy financial need for a distribution from his Salary Reduction Contributions Account that is attributable to (i) the purchase of a principal residence of the Participant (excluding mortgage payments); (ii) the payment of extraordinary expenses incurred by the Participant, his spouse or dependents for medical care or necessary for the Participant, his spouse or dependents to obtain medical care, which are not covered by any other employee benefit plan; (iii) the payment of tuition and related education fees of the Participant or his spouse, children or dependents for the next 12 months of post-secondary education; and
        (iv) payments necessary to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of his principal residence, but only to the extent of the funds not reasonably available from other resources of the Participant or his spouse, including funds available to the Participant, through reimbursement by insurance or otherwise, by liquidation of the Participant's assets, by cessation of Salary Reduction Contributions under the Plan, or by borrowing from commercial sources on reasonable commercial terms. The amount of any such withdrawal may include amounts necessary to pay any Puerto Rico income taxes reasonably anticipated to result from such withdrawal.

             (c) All Salary Reduction Contributions to the Accounts of a Participant who makes a withdrawal under paragraph (a) of this section shall be suspended for the 12 month period following his receipt of the distribution and the Salary Reduction Contributions made by the Participant during the year following such distribution shall not exceed the limitation in effect under the Act for such year less the amount of his Salary Reduction Contributions for the year of such distribution.

             (d) The Plan Administrator's determination as to whether a withdrawal comes within the foregoing hardship category and of the amount permitted to be withdrawn shall be final and conclusive; however, all Participants under similar circumstances shall be treated alike.

             (e) A Participant cannot request a withdrawal for an amount which is less than five hundred dollars ($500) or his account balance, if less. The withdrawal can only be for an amount necessary to meet the immediate and heavy financial hardship.

             (f) Notwithstanding anything to the contrary contained herein, any Participant may elect to withdraw all or any part of his Before-Tax Contributions after attaining the age of 591/2 years.

        4.07 TRANSFERS FROM QUALIFIED PLANS

             (a) With the consent of the Administrator, amounts may be transferred from other qualified corporate plans, provided that the trust from which such funds are transferred permits the transfer to be made and, in the opinion of legal counsel for the Employer, the transfer will not jeopardize the tax-exempt status of the Plan or trust or create adverse tax consequences to the Employer. The amounts transferred shall be known as Rollover Contributions and shall be set up in a separate account herein referred to as the Participant's Rollover Account. Such account shall be fully Vested at all times.

             (b) Amounts in a Participant's Rollover Account shall be held and invested by the Trustee pursuant to Article V of this Plan. Such amounts shall not be subject to Forfeiture for any reason.

             (c) At Normal Retirement Date, or such other date when the Participant or his Beneficiary shall be entitled to receive benefits, the fair market value of the Participant's Rollover Account shall be used to provide additional benefits to the Participant in the normal form or such other optional method that the Participant shall elect pursuant to Section 6.05.

             (d) For purposes of this Section the term "amounts transferred from another qualified corporation plan" shall mean:

                  1. amounts transferred to this Plan directly from another Puerto Rico qualified corporate plan; and

                  2. lump-sum distributions received by a Participant from another Puerto Rico qualified Plan which are eligible for tax-free rollover treatment and which are transferred by the Participant to this Plan within sixty (60) days following his receipt thereof.

             (e) Prior to accepting any transfers to which this Section applies, the Administrator may require the Participant to establish that the amounts to be transferred in this Plan meet the requirements of this Section and may also require the Participant to provide an opinion of counsel satisfactory to the Employer that the amounts to be transferred meet the requirements of this Section.

                                    ARTICLE  V
            INVESTMENT, ALLOCATION, ACCOUNTING AND VALUATION OF FUNDS

        5.01 INVESTMENT FUNDS

             The monies contributed to the Plan shall be turned over to the Trustee. The Trustee shall cause the Trust Fund to include the following investment funds, as described in this Article V:

                  (1)  Fixed Interest Fund;

                  (2)  Diversified Equity Fund; and

                  (3)  Company Stock Fund.

             All monies contributed under the Plan and turned over to the Trustee and all securities in which monies contributed under the Plan have been invested shall be held in trust by the Trustee and shall be accounted for in accordance with the terms of the Plan. All interest and dividends earned in each of the three (3) funds listed above shall be reinvested in the same fund.

        5.02 FIXED INTEREST FUND

             The Fixed Interest Fund shall be invested by the Trustee, upon direction by the Committee or the Investment Manager, in securities and other instruments, or pursuant to contractual arrangements selected to minimize market risks, and to provide interest or other earnings thereon at a determinable rate or pursuant to a stated formula, including, but not limited to, bonds, debentures and other corporate obligations, certificates of deposit, trust participations, contracts with insurance companies or other financial institutions (including guaranteed investment contracts and "synthetic guaranteed investment contracts"), securities issued or guaranteed by the United States of America or any agency or instrumentality thereof, interest rate swap agreements and other notional principals contracts, or in any investment vehicle that invests in such securities, instruments or contracts. The Fixed Interest Fund will provide a single rate of return as of each Valuation Date on all amounts held thereunder, based upon the weighted average of the rates of return earned on all investments held in the Fixed Interest Fund or in any collective investment fund in which the Fixed Interest Fund may be invested.

        5.03  DIVERSIFIED EQUITY FUND

             The Diversified Equity Fund shall be invested by the Trustee in a portfolio of common stocks constructed and maintained with the objective of providing investment results which approximate the over-all performance of the common stocks included in the Standard & Poor's Composite Price Index, which is intended to furnish a measure of composite price patterns of publicly-traded common stocks, weighted by capitalization, that represents a cross section of industry sectors and companies within each industry, but excluding securities of the Company other than those held or acquired by the Trustee through a widely diversified common or pooled trust fund in which all or part of the Diversified Equity Fund is invested.

        5.04  COMPANY STOCK FUND

             The Company Stock Fund shall be invested by the Trustee solely in Company Stock which is common stock of the Company. Any purchase by the Trustee for the Company Stock Fund may be made on the open market, from the Company, or in a private transaction with a shareholder, provided that any such purchase does not constitute a nonexempt "prohibited transaction" under Section 4975 of the Code. Contributions of the Employer allocated to the Company Stock Fund may be in shares of Company Stock or in cash which shall be used to acquire shares of Company Stock.

        5.05 PARTICIPANT INVESTMENT ELECTIONS

             (a) Employee Salary Reduction Contributions made under Section 4.02, Rollover Contributions made under Section 4.07, Qualified Non-Elective Contributions made under Section 4.03(b) and Matching Contributions made under Section 4.01(b) shall be uniformly invested, as elected by the Participant, under one of the following methods:

                  1.   entirely in any one of the available investment funds;
                  or

                  2. divided between any two (2) or more of such investment funds in multiples of twenty-five percent (25%).

             (b) Subject to the condition in 5.05(a) above, a Participant may change the investment election with respect to future Salary Reduction Contributions, Qualified Non-Elective Contributions, Rollover Contributions and Matching Contributions. Such changes will be effective on the first day of any calendar quarter, as long as the Administrator is notified of the change in election at least 30 days prior to the date such change is to be effective.

             (c) A Participant may also uniformly redistribute the investment of his existing Employee Salary Reduction Contributions Account, Rollover Contributions Account, Qualified Non-Elective Contributions Account and Matching Contributions Account in multiples of twenty-five percent (25%) of the values of those accounts. Such redistribution will be effective on the first day of any calendar quarter, as long as the Administrator is notified of the change in election at least 30 days prior to the date such change is to be effective.

             (d) The Administrator may from time to time impose such restrictions on transfers into and out of the Fixed Interest Fund as the contracts and other financial instruments held in such fund may require or as he determines to be advisable.

             (e)  Additional Matching Contributions made by the Employer under
        Section 4.01(b) shall be invested solely in Company Stock Fund.

        5.06 ALLOCATION OF CONTRIBUTIONS

             (a) The Administrator shall establish and maintain Accounts in the name of each Participant to which the Administrator shall credit as of each Valuation Date all amounts allocated to each such Participant as hereafter set forth.

             (b) The Employer shall provide the Administrator with all information required by the Administrator to make a proper allocation of the contributions for each quarter of the Plan Year. As soon as practicable, the Administrator shall allocate each Participant's Employee Salary Reduction Contributions to the Participant's Employee Salary Reduction Contributions Account. Also, as soon as practicable, the Administrator shall allocate the Employer's Matching Contributions to each Participant's Matching Contributions Account in the same proportion that each Participant's Basic Contributions bear to the total Basic Contributions of all other Participants for the applicable period.

             (c) As soon as practicable after the end of the Plan Year, the Administrator shall allocate the Employer's Additional Matching Contributions to the Additional Matching Contributions Account of each Participant who is an active Employee at the end of the Plan Year, in the same proportion that each such Participant's Basic Contributions for the Plan Year bear to the total Basic Contributions of all such Participants for the Plan Year.

             (d) As of each Valuation Date, the Trustee shall certify to the Administrator the aggregate fair market value of each investment fund within the Trust Fund. The Administrator shall allocate the Employer and Employee contributions received by the Trustee since the last Valuation Date and shall allocate the investment income, gain or loss (realized or unrealized) within each investment fund since the last Valuation Date, in the proportion that the Accounts of each Participant within the investment fund bears to the total of all such Accounts within that investment fund.

             (e) The Accounts of all Participants shall be kept in U.S. dollars and cents.

             (f) As of the Valuation Date coincident with the end of the Plan Year any amounts which became Forfeitures during such Plan Year shall be applied to reduce Employer contributions.

        5.07 TIMING OF INVESTMENT OF CONTRIBUTIONS

             (a) Participants' Employee Salary Reduction Contributions, Qualified Non-Elective Contributions, if any, plus Matching Contributions and Additional Matching Contributions, shall be transferred to the Trust Fund each month as soon as practicable.

             (b) Such contributions will be invested in the appropriate investment fund by the Trustee no later than the last day of the month after the month in which the Plan Trustee receives the monies to be invested or as soon thereafter as possible.

        5.08 VALUATION OF THE TRUST FUND

             The Administrator shall direct the Trustee, as of each Valuation Date, to determine the net worth of the assets comprising the Trust Fund as it exists on the Valuation Date. In determining such net worth, the Trustee shall value the assets comprising each investment fund within the Trust Fund at their fair market value as of the Valuation Date.

        5.09 METHOD OF VALUATION

             In determining the fair market value of securities held in the Trust Fund which are listed on a registered stock exchange, the Administrator shall direct the Trustee to value the same at the prices they were last traded on such exchange preceding the close of business on the Valuation Date. If such securities were not traded on the Valuation Date, or if the exchange on which they are traded was not open for business on the Valuation Date, then the securities shall be valued at the prices at which they were last traded prior to the Valuation Date. Any unlisted security held in the Trust Fund shall be valued at its bid price next preceding the close of business on the Valuation Date, which bid price shall be obtained from a registered broker or an investment banker. In determining the fair market value of assets other than securities for which trading or bid prices can be obtained, the Trustee may appraise such assets itself or, in its discretion, employ one or more appraisers for that purpose and rely on the values established by such appraiser or appraisers.

        5.10  VOTING OR TENDERING COMPANY STOCK

             (a) Each Participant (or, in the event of his death, his Beneficiary) shall have the right to instruct the Trustee in writing as to the manner in which to vote the shares of Company Stock represented by the value of his Accounts invested in the Company Stock

        Fund, as well as that portion of the shares of Company Stock represented by the value of all Participants' Accounts invested in the Company Stock Fund for which Participants do not give timely instructions to the Trustee (as described in subparagraph 5.10(d)), at any shareholders' meeting of the Company.

             (b) An individual's proportionate share of shares of Company Stock represented by the value of all Participants' Accounts invested in the Company Stock Fund for which timely instructions are not received by the Trustee, shall be a fraction, the numerator of which shall be the number of such shares which are held in such individual's Accounts invested in the Company Stock Fund for which he provides instructions to the Trustee and the denominator of which shall be the number of shares in all such Accounts for which instructions are provided to the Trustee.

             (c) In the case of a tender or exchange offer for shares of Company Stock, each Participant (or, in the event of his death, his or her Beneficiary) shall have the right (as described in Section 5.10(e)), to instruct the Trustee in writing as to the manner in which to respond to such tender or exchange offer.

             (d) The Company shall use its best efforts to timely distribute or cause to be distributed to each Participant (or Beneficiary) the information distributed to shareholders of the Company in connection with any shareholders' meeting, together with a form requesting confidential instructions to the Trustee on how shares of Company Stock shall be voted on each such matter. Upon timely receipt of such instructions, the Trustee shall, on each such matter, vote as directed the appropriate number of shares (including fractional shares) of Company Stock. The instructions received by the Trustee from individual Participants (or Beneficiaries) shall be held by the Trustee in strict confidence and shall not be divulged to any person, including employees, officers and directors of the Company or any affiliate; provided, however, that, to the extent necessary for the operation of the Plan, such instructions may be relayed by or to the Trustee to or from a recordkeeper, auditor or other person providing services to the Plan if such person (1) is not the Company, an affiliate or any employee, officer or director thereof, and (2) agrees not to divulge such directions to any other person, including employees, officers and directors of the Company and its affiliates.

             (e) The Company shall use its best efforts to timely distribute or cause to be distributed to each Participant (or Beneficiary) the information distributed to shareholders of the Company in connection with any tender or exchange offer, together with a form requesting confidential instructions to the Trustee on whether shares of Company Stock should be tendered or exchanged. Upon timely receipt of such instructions, the Trustee shall respond as instructed with respect to the appropriate number of shares of Company Stock. If, and to the extent that, the Trustee shall not have received timely instructions from any individual given a right to instruct the Trustee with respect to certain shares by Section 5.10(c), such individual shall be deemed to have timely instructed the Trustee not to tender or exchange such shares. The instructions received by the Trustee from individual Participants (or Beneficiaries) shall be held by the Trustee in strict confidence and shall not be divulged or released to any person, including employees, officers and directors of the Company or any affiliate; provided, however, that, to the extent necessary for the operation of the Plan, such instructions may be relayed to or by the Trustee to or from a recordkeeper, auditor or other person providing services to the Plan if such person (i) is not the Company, an affiliate or any employee, officer or director thereof, and (ii) agrees not to divulge such instructions to any other person, including employees, officers and directors to the Company and its affiliates.

                                   ARTICLE  VI
                    DETERMINATION AND DISTRIBUTION OF BENEFITS

        6.01 DETERMINATION OF BENEFITS UPON RETIREMENT

             Every Participant may terminate his employment with the Employer and retire for the purposes hereof on his Normal Retirement Date. Upon such retirement date, the value of such Participant's Accounts as of the Valuation Date coinciding with or immediately preceding his retirement shall become completely vested and shall be distributable to him in accordance with this Article. However, a Participant may postpone the termination of his employment with the Employer to a later date, in which event the active participation of such Participant in the Plan shall continue until his Late Retirement Date. Upon a Participant's Normal Retirement Date or Late Retirement Date, as the case may be, the Trustee shall distribute all amounts credited to such Participant's Accounts in accordance with Section 6.05.

        6.02 DETERMINATION OF BENEFITS UPON DEATH

             (a) Upon the death of a Participant before retirement or other termination of his employment, all amounts credited to such Participant's Accounts shall become fully vested.

             (b) The value of a deceased Participant's Accounts shall be determined as of the Valuation Date coinciding with or immediately preceding the death of the Participant. The Trustee, in accordance with the provisions of Sections 6.02(d) and 6.05, shall distribute the then current value of the Accounts of such deceased Participant to any surviving Beneficiary designated by him.

             (c) The Administrator may require such proper proof of death and such evidence of the right of any person to receive payment of the value of the Accounts of a deceased Participant as the Administrator may deem desirable. The Administrator's determination of death and of the right of any person to receive payment shall be conclusive.

             (d) Each employee, upon becoming a Participant, may designate in writing a Beneficiary, and may, in addition, name a contingent Beneficiary. Such designation shall be made in a form satisfactory to the Administrator. Any Participant may at any time revoke his designation of a Beneficiary or change his Beneficiary by filing written notice of such revocation or change with the Administrator.

                  The Beneficiary of a married Participant shall be such Participant's spouse. If the Participant wishes to designate a Beneficiary other than his spouse, the spouse must consent to waive any rights to the Participant's death benefit. The spouse's consent must be in writing and witnessed by a notary public or a Plan representative. Any married Participant may revoke or change his Beneficiary designation at any time by filing with the Plan Administrator a new Beneficiary designation (with such spouse's consent as may be required).

        6.03 DETERMINATION OF BENEFITS IN EVENT OF DISABILITY

        In the event of a Participant's Disability prior to retirement or separation from service, all amounts credited to such Participant's Accounts shall become fully Vested. The Trustee, in accordance with the provisions of Section 6.05, shall distribute to such Participant all amounts credited to his Accounts as of the Valuation Date immediately preceding or coincident with the date of the Participant's Disability.

        6.04 DETERMINATION OF BENEFITS UPON TERMINATION

             (a) Upon a Participant's termination of employment for reasons other than retirement, death or Disability, the Trustee, in accordance with the provisions of Section 6.05, shall distribute to such Participant the Vested portion of his Accounts based on the value of the Accounts as of the Valuation Date coincident with or immediately preceding the date of termination.

             (b) A Participant's Employee Contributions Accounts, Qualified Non-Elective Contributions Account and Rollover Account shall be fully Vested at all times and shall not be subject to Forfeitures for any reason.

             (c) A Participant's Matching Contributions Account and Additional Matching Contributions Account shall be fully vested upon the completion of five (5) Years of Service or upon reaching his Normal Retirement Date, whichever comes first.

             (d) Certain Years of Service are not required to be taken into account under the break in service provisions stated below:

                  1. In the case of a Participant who has incurred a One-Year Break in Service, Years of Service before such break shall not be taken into account until the Participant has completed one (1) Year of Service subsequent to such One-Year Break in Service.

                  2. In the case of a Participant who terminated employment with no Vested rights to his Matching Contributions Account and is rehired after five (5) or more consecutive One-Year Breaks in Service, such Participant's prebreak Years of Service shall not count in vesting his postbreak Matching Contributions Account.

                  3. In the case of a Participant who terminated employment with or without Vested rights to his Matching Contributions Account and has five (5) or more consecutive One-Year Breaks in Service, such Participant's postbreak service will not count in vesting any prebreak Matching Contributions Account balance.

             (e) A Participant's Vested interest shall not be reduced as a result of any direct or indirect amendment to this Article. In the event that this Plan is amended to change or modify Section 6.04(c), a Participant with at least three (3) Years of Service as of the expiration date of the election period, may elect to be subject to the pre-amendment vesting schedule. If a Participant fails to make such election, then such Participant shall be subject to the new vesting schedule. The Participant's election period shall commence on the adoption date of the amendment and shall end sixty (60) days after the latest of:

                  1.   the adoption of the amendment;

                  2.   the effective date of the amendment; or

                  3. the date the Participant receives written notice of the amendment from the Employer or Administrator.

             (f) Distributions shall be made to a Participant because of termination of employment for any reason other than retirement, death or Disability as soon as practicable after the Date of Termination.

                  The amount of the distribution shall be the value of his Accounts, considering only the Vested percentage of the amounts in the Participant's Matching and Additional Matching Contributions Accounts. All Accounts shall be valued as of the Valuation Date coincident with or immediately preceding the Date of Termination of employment. The distribution shall be made according to the provisions of Section 6.05.

             (g) The non-vested portion of a Former Participant's Accounts shall be forfeited immediately and shall be treated in accordance with
        Section 5.06(f). Such non-vested Former Participant shall be deemed to have received a complete distribution of his benefit as of his date of separation from service.

        6.05 DISTRIBUTION OF BENEFITS

             (a) Payment shall be made as soon as practicable after the Date of Termination of employment and not later than the sixtieth (60th) day after the end of the Plan Year in which:

                  1. the Participant attains age sixty-five (65), or, if later,

                  2.   his employment terminates.

             (b) For benefits payable due to retirement, Disability or termination (as discussed in Sections 6.01, 6.03 and 6.04, respectively) the Participant, or (in case of the Participant's death) the Participant's Beneficiary, shall specify the manner in which he shall receive any amount to which he is entitled under the Plan in accordance with one of the options listed below:

                  Option A  :    One lump-sum payment in cash.

                  Option B  :    One lump-sum payment in whole shares of Union
                                 Camp Stock for the portion of the Account invested in the Company Stock Fund with the remaining value of the Account in one lump-sum payment in cash.

                  Option C  :    Monthly, quarterly, semiannual or annual cash
                                 installments over a period not to exceed ten
                                 (10) years, nor for a period exceeding the life expectancy of the Participant or the Participant's Beneficiary (if applicable).

             (c) In case of termination due to death, benefits payable pursuant to Section 6.02 shall be paid to the Participant's Beneficiary in accordance with one of the options described in Section 6.05(b) at the Beneficiary's election.

             (d) If, at the time of distribution, the value of a Participant's Vested benefit is $3,500 or less, the Administrator will immediately distribute such benefit without the Participant's consent. However, if the value of such benefit exceeds $3,500 payment shall be deferred until the Former Participant's death or until he reaches his Normal Retirement Date, whichever comes first; unless such Former Participant consents writing to an earlier distribution.

             (e) Accounts shall be valued as described in Sections 6.01 through 6.04. In the event that benefit payment cannot be made in a timely fashion, the Administrator may authorize a valuation of Accounts as of a later Valuation Date, but no later than the Valuation date coincident with or immediately preceding the date of the first payment of benefits. Such authority shall be exercised in a consistent and nondiscriminatory manner.

        6.06 DISTRIBUTION FOR MINOR BENEFICIARY

             In the event a distribution is to be made to a minor, then the Administrator may in its discretion direct that such distribution be paid to the legal guardian, or if none, to a parent of such Beneficiary or a responsible adult with whom the Beneficiary maintains his residence, or to the custodian for such Beneficiary, if such is permitted by the laws of the jurisdiction in which said Beneficiary resides. Such a payment to the legal guardian or parent of a minor Beneficiary shall fully discharge the Trustee, Employer and Plan from further liability on account thereof.

        6.07 COMMENCEMENT OF DISTRIBUTIONS

             Notwithstanding the provisions of Section 6.05, distributions to a Participant will commence no later than the date determined in accordance with the provisions of this Section.

             If distribution to any Participant is made under this Section in other than a lump-sum payment, the second payment shall be distributed no later than the December 31st following the April 1st by which the first payment was required to be distributed. Each succeeding payment shall be distributed no later than each December 31st thereafter.

        6.08 LOCATION OF PARTICIPANT OR BENEFICIARY UNKNOWN

             In the event that all, or any portion, of the distribution payable to a Participant or his Beneficiary hereunder shall, at the expiration of five (5) years after it shall become payable, remain unpaid solely by reason of the inability of the Administrator, after sending a registered letter, return receipt requested, to the last known address, and after further diligent effort, to ascertain the whereabouts of such Participant or his Beneficiary, the amount so distributable shall be forfeited and shall be used to reduce the cost of the Plan. In the event a Participant or Beneficiary is located subsequent to his benefit being forfeited, such benefit shall be restored. Amounts necessary to restore such benefit shall be taken from the Forfeitures having occurred during that Plan Year. Should such amounts be insufficient to restore such benefit, the remaining amount necessary shall be paid by the Employer.

                                   ARTICLE  VII
                                     TRUSTEE

        7.01 BASIC RESPONSIBILITIES OF THE TRUSTEE

             (a) The basic responsibilities of the Trustee may be divided between a trustee and a co-trustee (if any) as outlined in any trust agreement and/or co-trustee arrangement forming a part of this Plan.

             (b) The Trustee shall maintain separate trust accounts for each Fund that may be offered Participants in accordance with the provisions of the Plan. The Administrator shall maintain
        Participants' Accounts and render a statement to each Participant at least annually with respect to such Accounts.

                  The Employer or such person or persons as the Employer may designate shall certify to the Administrator the names of Participants, the respective contributions to be credited to the account of each, the addresses of Participants, Beneficiaries or legal representatives, and other data required by the Administrator to maintain a record of the accounts of Participants, to determine the amounts to be invested in the respective Funds, and to direct the Trustee to make distributions therefrom.

             (c) It shall be the duty of the Trustee (a) to hold, manage and invest the Trust Fund as provided in the trust agreement forming part of this Plan and (b) to pay money on the orders certified by the Administrator or such person or persons as the Administrator may designate as being in accordance with the Plan. Such orders need not specify the application of any distribution so ordered. The making of such payments shall not be interpreted to impose any responsibility on the Trustee in any way respecting such application or for the administration of the Plan. If distribution to any Participant is in any form other than cash, the Employer and/or the Administrator shall undertake to discharge any responsibility which may be imposed upon it under the Plan or applicable law to inform the Participant or his Beneficiary of any federal or local securities laws, requirements or restrictions in connection therewith.

             (d) Prior to each annual or special meeting of the stockholders of Union Camp Corporation, the Employer shall make arrangements to have Union Camp Corporation furnish each Participant with a copy of the proxy solicitation material for such meeting together with a form requesting confidential instructions to the Trustee on how the shares of common stock credited to the Participant's Accounts should be voted.

                                  ARTICLE  VIII
                        AMENDMENT, TERMINATION AND MERGER

        8.01 AMENDMENT

             The Employer shall have the right at any time to amend any or all of this Plan either by action of the Board of Directors or with the approval and authorization of the Committee. However, no such amendment shall authorize or permit any part of the Trust Fund (other than such part as is required to pay taxes and administration expenses) to be used for or diverted to purposes other than for the exclusive benefit of the Participants or their Beneficiaries or estates; and no such amendment shall cause any reduction in the account of any Participant theretofore, or cause or permit any portion of the Trust Fund to revert to or become the property of the Employer.

        8.02 TERMINATION

             The Employer shall have the right at any time to terminate the Plan by delivering to the Trustee and Administrator written notice of such termination. A complete discontinuance of the Employer's contributions to the Plan shall be deemed to constitute a termination. Upon any termination or complete discontinuance of contributions, all amounts credited to the affected Participants' Accounts shall become one hundred percent (100%) Vested and shall not thereafter be subject to Forfeiture and all unallocated amounts shall be allocated to the accounts of all Participants in accordance with the provisions hereof. Upon such termination of the Plan the Employer, by written notice to the Trustee and Administrator, may direct either:

             (a) complete distribution of the assets in the Trust Fund to the Participants, in cash or in kind, in one lump-sum payment as soon as the Trustee deems it to be in the best interests of the Participants, but in no event later than two (2) years from such termination; or,

             (b) continuation of the trust created under this Plan and the distribution of benefits at such time and in such manner as though the Plan had not been terminated.

        8.03 MERGER OR CONSOLIDATION

             This Plan and trust may be merged or consolidated with, or its assets may be transferred to, any other plan and trust only if the benefits which would be received by a Participant of this Plan, in the event of a termination of the Plan immediately after such transfer, are at least equal to the benefits the Participant would have received if the Plan had terminated immediately before the transfer.

                                   ARTICLE  IX
                             PARTICIPATING EMPLOYERS

        9.01 ADOPTION BY OTHER CORPORATIONS

             Any Affiliated Company, with the consent of the Board of Directors of the Employer, may adopt this Plan and all of the provisions hereof, and participate herein and be known as a Participating Employer, by adopting the appropriate resolutions of its Board of Directors and by executing such documents as may be necessary.

        9.02 REQUIREMENTS OF PARTICIPATING EMPLOYERS

             (a) Each such Participating Employer shall be required to use the same Trustee as provided in this Plan.

             (b) The Trustee may, but shall not be required to, commingle, hold and invest as one Trust Fund all contributions made by Participating Employers, as well as increments thereof.

             (c) The transfer of any Participant from or to a company participating in this Plan, whether he be an Employee of the Employer or of a Participating Employer, shall not affect such Participant's rights under the Plan, and all amounts credited to such Participant's Accounts as well as his accumulated service time with the transferror or predecessor, and his length of participation in the Plan, shall continue to his credit.

             (d) Any contributions made by a Participating Employer, as provided for in this Plan, shall be paid to and held by the Trustee for the exclusive benefit of the Employees of such Participating Employer and the Beneficiaries of such Employees, subject to all the terms and conditions of this Plan. On the basis of information furnished by the Administrator, the Trustee shall keep separate books and records concerning the affairs of each Participating Employer hereunder and as to the accounts and credits of the Participants of each Participating Employer.

             (e) Any expenses of the trust which are to be paid by the Employer or borne by the Trust Fund shall be paid by each Participating Employer in the same proportion that the total amount standing to the credit of all Participants employed by such Employer bears to the total amount standing to the credit of all Participants.

             (f) The Trustee may, but need not, register contracts so as to evidence that a particular Participating Employer is the interested Employer hereunder, but in any event of Employee or Participant transfer from one Participating Employer to another, the employing Employer shall immediately notify the Trustee thereof.

        9.03 DESIGNATION OF AGENT

             Each Participating Employer shall be deemed to be a part of this Plan; provided, however, that with respect to all of its relations with the Trustee and Administrator for the purpose of this Plan, each Participating Employer shall be deemed to have designated irrevocably the Employer as its agent. Unless the context of the Plan clearly indicates the contrary, the word Employer shall be deemed to include each Participating Employer as related to its adoption of the Plan.

        9.04 PARTICIPATING EMPLOYER CONTRIBUTIONS

             All contributions made by a Participating Employer, as provided for in this Plan, shall be determined separately on the basis of its Employees' participation in the Plan.

        9.05 AMENDMENT

             Amendment of this Plan by the Employer or the Committee at any time when there shall be a Participating Employer hereunder shall only be by written action of the Employer or the Committee and with the consent of the Trustee where such consent is necessary in accordance with the terms of this Plan.

        9.06 DISCONTINUANCE OF PARTICIPATION

             Any Participating Employer shall be permitted to discontinue or revoke its participation in the Plan. At the time of any such discontinuance or revocation, satisfactory evidence thereof and of any applicable conditions imposed shall be delivered to the Trustee. The Trustee shall thereafter transfer, deliver and assign contracts and other Trust Fund assets allocable to the Participants of such Participating Employer to such new Trustee as shall have been designated by such Participating Employer, in the event that it has established a separate pension, profit sharing or other similar plan for its Employees. If no successor is designated, the Trustee shall retain such assets for the Employees of said Participating Employer pursuant to the provisions of the Plan. In no such event shall any part of the corpus or income of the Trust Fund as it relates to such Participating Employer be used for or diverted to purposes other than the exclusive benefit of the Participants or their Beneficiaries, of such Participating Employer.

        9.07 ADMINISTRATOR'S AUTHORITY

             The Administrator shall have authority to make any and all necessary rules or regulations binding upon all Participating Employers and all Participants to effectuate the purpose of this Article.

                                    ARTICLE  X
                             BENEFITS NOT ASSIGNABLE

        10.01     NO ASSIGNMENT

             No benefit which shall be payable out of the Trust Fund to any person shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; and no such benefit shall in any manner be liable for, or subject to attachment or legal process for or against such person, and the same shall not be recognized by the Trustee, except as specified in a Qualified Domestic Relations Order ("QDRO"), as defined in Section 1.48.

        10.02     PLAN PROCEDURES

             (a) The Trustee will make payment of benefits in accordance with the applicable requirements of any QDRO.

             (b) The Administrator will make available to all interested parties reasonable written guidelines for determining whether a domestic relations order is qualified and for administering distributions under QDROs. Such guidelines will include the notification to a Participant and an alternate payee of the receipt of a domestic relations order and of the Plan's procedures for determining whether the domestic relations order is qualified. Such procedures shall permit an alternate payee to designate a representative to receive notices. Within a reasonable period after receipt of a domestic relations order, the Administrator must determine whether the order is qualified and must notify the Participant and the alternate payee of its determination.

             (c) The provisions of a QDRO may override the other payout provisions of this Plan and trust only with the consent of the Administrator.

        10.03     SEGREGATION AND PAYMENT OF ACCOUNTS

             (a) During the period that the qualified status of a domestic relations order is being determined (by the Administrator or a court or otherwise), the Administrator shall segregate, in a separate account in the Plan or in an escrow account, the amount that would have been payable to the alternate payee had the order been determined to be qualified.

                  If, within eighteen (18) months, the domestic relations order (or any modification thereof) is determined to be qualified, the segregated amount, plus any interest, shall be paid to the person entitled thereto. If, within such eighteen (18) months, the order is determined not to be qualified or if the qualified status of the order remains unresolved, the segregated amount, plus any interest, must be paid to the person who would have been entitled to such amounts in the absence of any court order.

                                   ARTICLE  XI
                                  MISCELLANEOUS

        11.01     PARTICIPANT'S RIGHTS

             This Plan shall not be deemed to constitute a contract between the Employer and any Participant or to be a consideration or an inducement for the employment of any Participant or Employee. Nothing contained in this Plan shall be deemed to give any Participant or Employee the right to be retained in the service of the Employer or to interfere with the right of the Employer to discharge any Participant or Employee at any time regardless of the effect which such discharge shall have upon him as a Participant of this Plan.

        11.02     CONSTRUCTION OF AGREEMENT

             This Plan and trust shall be construed and enforced according to ERISA, and the laws of the Commonwealth of Puerto Rico.

        11.03     PROHIBITION AGAINST DIVERSION OF FUNDS

             It shall be impossible by operation of the Plan or of the trust, by termination of either, by power of revocation or amendment, by the happening of any contingency, by collateral arrangement or by any other means, for any part of the corpus or income of any Trust Fund maintained pursuant to the Plan or any funds contributed thereto to be used for, or diverted to, purposes other than the exclusive benefit of Participants, retired Participants, or their Beneficiaries.

        11.04     BONDING

             Unless provided otherwise in this Agreement or any Trust Agreement or co-Trustee Agreement, every Fiduciary, except a bank or an insurance company, unless exempted by ERISA and regulations thereunder, shall be bonded in an amount not less than ten percent (10%) of the amount of the funds such Fiduciary handles; provided, however, that the bond shall be at least $1,000 but need not exceed $500,000. The amount of funds handled shall be determined at the beginning of each Plan Year by the amount of funds handled by such person, group or class to be covered and their predecessors, if any, during the preceding Plan Year, or if there is no preceding Plan Year, then by the amount of the funds to be handled during the then current year. The bond shall provide protection to the Plan against any loss by reason of acts of fraud or dishonesty by the Fiduciary alone or in connivance with others. The surety shall be a corporate surety company and the bond shall be in a form approved by the Secretary of Labor.

        11.05     RECEIPT AND RELEASE FOR PAYMENTS

             Any payment to any Participant, his legal representative, Beneficiary or to any guardian or committee appointed for such Participant or Beneficiary in accordance with the provisions of the Plan, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Trustee and the Employer, either of whom may require such Participant, legal representative, Beneficiary, guardian or committee, as a condition precedent to such payment, to execute a receipt and release thereof in such form as shall be determined by the Trustee or Employer.

        11.06     ACTION BY THE EMPLOYER

             Whenever the Employer under the terms of this Plan is permitted or required to do or perform any act, it shall be done and performed by an officer duly authorized by its Board of Directors.

        11.07     NAMED FIDUCIARIES AND ALLOCATION OF RESPONSIBILITY

             The named Fiduciaries of this Plan are (1) the Employer, (2) the Trustee, (3) the Committee, and (4) any Investment Manager appointed hereunder. The named Fiduciaries shall have those powers, duties, responsibilities, and obligations as are given them under this Plan. In general, the Employer, acting through its Board of Directors, shall have the sole responsibility for making the contributions provided for under
   Section 4.01. The Employer or the Committee shall have the authority to appoint and remove the Trustee and any Investment Manager which may be provided for under this agreement; to formulate the Plan's funding policy and method; and to amend or terminate, in whole or in part, this Plan. The Committee shall have the responsibility for the administration of this Plan, which responsibility is described in this Plan. The Trustee shall have sole responsibility of management of the assets held under the trust, except those assets the management of which has been assigned to an Investment Manager, who shall be solely responsible for the management of the assets assigned to it, all as provided in this Plan. Each named Fiduciary warrants that any directions given, information furnished, or action taken by it shall be in accordance with the provisions of this Plan, authorizing or providing for such direction, information or action. Furthermore, each named Fiduciary may rely upon any such direction, information or action of another named Fiduciary as being proper under this Plan, and is not required under this Plan to inquire into the propriety of any such direction, information or action. It is intended under this Plan that each named Fiduciary shall be responsible for the proper exercise of its own powers, duties, responsibilities and obligations under this Plan. No named Fiduciary guarantees the Trust Fund in any manner against investment loss or depreciation in asset value.

        11.08     HEADINGS

             The headings and subheadings of this Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

        11.09     APPROVAL BY DEPARTMENT OF TREASURY

             (a) Notwithstanding any provisions to the contrary, any contribution by the Employer to the Trust Fund is conditioned upon the deductibility of the contribution by the Employer under the Act and, to the extent any such deduction is disallowed, the Employer may within one (1) year following a final determination of the disallowance, whether by agreement within the Department of Treasury or by final decision of a court of competent jurisdiction, demand repayment of such disallowed contribution and the Trustee shall return such contribution within one (1) year following the disallowance.

             (b) Notwithstanding any provisions to the contrary, any contribution by the Employer to the Trust Fund is conditioned on qualification of this Plan under Section 165 of the Act. If this Plan does not qualify, the Trustee shall return such contributions to the Employer within one (1) year after the date of final denial of qualification of the Plan.

        11.10     UNIFORMITY

             All provisions of this Plan shall be interpreted and applied in a uniform, nondiscriminatory manner.



   PUERTO RICO CONTAINER COMPANY



   BY:



   (Seal)